Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-196936 on Form S-1 of our report dated April 9, 2014 (July 10, 2014 as to the effect of the reverse stock split described in the first paragraph of Note 2) relating to the combined financial statements of Atara Biotherapeutics, Inc., Nina Biotherapeutics, Inc., Pinta Biotherapeutics, Inc. and Santa Maria Biotherapeutics, Inc. (collectively, the “Company”) as of and for the year ended December 31, 2013, as of December 31, 2012 and for the period ended December 31, 2012, and for the period from August 22, 2012 (inception) to December 31, 2013 (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph referring to the Company being in the development stage as of December 31, 2013) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

July 10, 2014